Exhibit 10.1

Amendment to Agreement of Share Purchase and Sale of Assets

This Amendment to Agreement of Share Purchase and Sale of Assets is entered into as of May 15, 2014 (the “Effective Date”) by and between Dixie Foods International, Inc., a Florida corporation (“Dixie”), KCI Investments, LLC, a Nevada limited liability company (“KCI”), Robert E. Jordan, an individual (the “Sellers’ Representative”), and the Sellers (as defined in the Sale Agreement) (the “Amendment”).  Dixie, KCI, Sellers’ Representative and the Sellers are sometimes collectively referred to as the “Parties.”

Recitals

A.          The Parties have previously entered into that certain Agreement of Share Purchase and Sale of Assets dated April 13, 2014 (the “Sale Agreement”), a copy of which is attached hereto and incorporated herein by reference.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Sale Agreement.

B.          KCI Holding 1, LLC, a Nevada Limited Liability Company (the “Parent”) is the sole member of and owns 100% of the outstanding membership interests of KCI.  It is the desire of the Parent and the parties to the Agreement that Parent become a party to the Agreement pursuant to the provisions of this Amendment.

C.          The provisions of the Amendment and the provisions of the Agreement taken together shall be referred to as “the Transaction.”

D.          The sole purpose of the Amendment is to facilitate and make the logistics necessary to close the Transaction less complicated.

Amendments

1.           Other than as expressly stated in the Amendment, the terms, recitals, provisions, warranties, and promises in the Agreement are unchanged.  Where there is a conflict between the provisions of the Agreement and the Amendment, the provisions of the Amendment shall govern.  Where any ambiguity is created by a provision of the Amendment and a corresponding provision of the Agreement, the reasonable interpretation of the provision of the Amendment, rather than of the provision of the Agreement, shall govern.

2.           Parent shall become a party to the Transaction.

3.           Section 1.01 of the Agreement, including each of its subparts, is deleted.  Section 1.01 now provides that Parent shall sell, convey, and deliver to Dixie all of the outstanding KCI interests free and clear of any encumbrances, liabilities, and liens.

4.           Section 1.02 of the Agreement is deleted.  Section 1.02 now provides that the Contracting Shareholders shall sell to Parent and/or to its designee(s) identified on Exhibit 1 to the Amendment the number of their shares as stated on pages 36 and 37 of the Agreement except that Robert Jordan shall sell and deliver to Parent and/or to its designee(s) 400,000 additional restricted shares of Dixie common stock.  At the closing, Dixie shall issue and deliver to Parent and/or its designee(s) an additional amount of Dixie restricted common stock of Dixie sufficient to provide Parent and/or its designee(s) with 96% of all of Dixie’s issued and outstanding common stock.  On behalf of Parent, KCI has paid to Dixie the nonrefundable sum of $25,000.  At the closing, Parent shall pay to the Contracting Shareholders the sum of $162,856.32.

5.           Article 1.03 shall be amended to include the following:  The closing shall occur no later than June 3, 2014.

6.           In Article II of the Agreement, sections 2.01-2.28, inclusive, the representations, warranties, and acknowledgements of KCI are amended so they are the representations, warranties, and acknowledgements of KCI and Parent, jointly and severally.  Parent represents and warrants its ownership and right to transfer KCI’s LLC Interest.  Parent is the sole owner of 100% of the KCI Interests, free and clear of any liens or encumbrances, and will defend the same against all claims and demands of all persons. Parent has the absolute right to sell and transfer 100% of the KCI Interests to Dixie without the consent of any person or entity or all consents required for such sale and transfer have been received as of the date hereof.

7.           In Article III, sections 3.01 to 3.26, the representations and warranties of Dixie to KCI shall become representations to KCI and Parent. Dixie understands that the KCI Interests are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the KCI Interests as principal for its own account and not with a view to or for distributing or reselling such KCI Interests or any part thereof.

8.           In Article IV, sections 4.01 to 4.03, the representations of KCI to Sellers shall become the representations of KCI and Parent, jointly and severally.

9.           In Article V, sections 5.01 to 5.04 the representations of Sellers to KCI shall become the representations of Sellers to KCI and Parent.

10.         In Article VI, sections 6.01 to 6.03, the duties of KCI shall become the duties of KCI and Parent, jointly and severally and the duties of Sellers and Dixie to KCI shall become duties to Parent.

11.         The provisions of section 6.02(b)(1) is amended as follows.

“to Dixie, a certificate representing the KCI Interests if the KCI Interests are certificated and duly related transfer powers, and if the KCI Interests are not certificated, Parent shall deliver to Dixie duly executed assignments of Parent’s KCI Interests to Dixie; and”

12.         In the Provisions of Article VII, section 7.01 and each of its subparts, (a) – (k), the rights of KCI shall also become the rights of Parent.

13.         In the Provisions of Article VII, section 7.02 and in each of its subparts (a) – (f) the duties of KCI shall become the duties of KCI and Parent, jointly and severally.

14.         In Article VIII, subparts 8.01 – 8.11 the duties and rights of KCI shall become the duties and rights of KCI and Parent, jointly and severally.

15.         In Article IX, sections 9.01 – 9.05, the rights and duties of KCI shall become the rights and duties of KCI and Parent, jointly and severally.

16.         In Article X, sections 10.01 – 10.10, the rights and duties of KCI shall become the rights and duties of KCI and Parent, jointly and severally.

The Parties hereto have executed and delivered this Amendment to Agreement of Share Purchase and Sale of Assets as of the Effective Date.

Dixie:

Dixie Foods International, Inc.
a Florida corporation

By:	/s/ Robert E. Jordan
Robert E. Jordan,
President and Chief Executive Officer

Sellers’ Representative/Indemnifying Shareholder:

/s/ Robert E. Jordan
Robert E. Jordan,
an individual On behalf of himself and on behalf of each of the Sellers pursuant to the authority granted to him by the Sellers under the Sale Agreement.

KCI:

KCI Investments, LLC
A Nevada limited liability company

By:	/s/ Kenneth Antos
Kenneth Antos,
Chief Executive Officer

KCI Holding:

KCI Holding 1, LLC,
A Nevada limited liability company

By:	/s/ Kenneth Antos
Kenneth Antos,
Chief Executive Officer